Press Release
For Immediate Release

Contact:	Christopher D. Myers President and CEO (909) 980-4030

CVB Financial Corp. To Attend
Keefe, Bruyette & Woods West Coast Field Trip Conference

Ontario, CA, June 5, 2007 - CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”) announced that Christopher D. Myers, President and Chief Executive Officer, will participate in the Keefe, Bruyette & Woods West Coast Field Trip Conference on June 7, 2007 at 8:30 a.m. PST.

Slides of CVB Financial Corp.‘s presentation will be filed with the SEC on a Current Report on Form 8-K prior to the conference.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 34 cities with 40 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its leasing division, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services, with offices in Orange and Tulare counties.

U.S. Banker Magazine named Citizens Business Bank the “Top Business Bank” in the nation in their January 2007 issue. The Bank was also recognized for having the fifteenth highest return on equity in the nation at 20.88%.

For the fourth consecutive year, CVB Financial Corp. received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on August 1 - 2, 2006. The Company was also recognized as a SmAll-Star by Sandler O’Neill, and named to the FPK Honor Roll by Fox-Pitt, Kelton.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. In addition, these forward-looking statements relate to the Company’s current expectations regarding future operating results. Such issues and uncertainties include impact of changes in interest rates, a decline in economic conditions and increased competition among financial services providers. For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the quarter ended December 31, 2006, and particularly the discussion on risk factors within that document. The Company does not undertake any, and specifically, disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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